As filed with the Securities and Exchange Commission on March 18, 2014 Registration No. 333-193732

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment No. 1

Registration Statement under the Securities Act of 1933

XUN ENERGY, INC.

(Name of issuer in its charter)

Nevada	1311	90-0669916
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

Xun Energy, Inc.

12759 NE Whitaker Way, #C453

Portland, Oregon, 97230

 (775) 200-0505

(Address and telephone number of principal executive offices)

Jerry Mikolajczyk, President, CEO and CFO

12759 NE Whitaker Way, #C453, Portland, OR 97230, (775) 200-0505

 (Name, address and phone number of agent for service)

Copies of communications to:

Matthew C. McMurdo, Esq., 28 West 44th Street, 16th Floor, New York, NY 10036, (917) 318-2865

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐		Accelerated Filer	☐
Non-accelerated Filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

Calculation of registration fee

Title of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(2)
Common stock, $.0001 par value per share	37,414,967	$.0002	$7,482.99	$0.96

1

(1)

The shares of common stock of Xun Energy, Inc. (“Xun” or the “Company”) to be registered includes 33,333,334  shares of our common stock (the “Put Shares”) that we may put to AGS Capital Group, LLC (“AGS”), pursuant to a reserve equity financing agreement by and between AGS and the Company, dated July 11, 2013 and amended on November 27, 2013, (the “Drawdown Agreement”) and (ii) 4,081,633 commitment shares of our common stock we paid to AGS as a fee for providing the facility.

In the event of stock splits, stock dividends, or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that adjustment provisions of the Drawdown Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act of 1933, as amended, the registrant will file a new registration statement to register those additional shares.

(2)

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) under the Securities Act of 1933, as amended on the basis of the average of the high and low prices of the common stock on the OTC Markets on  February 3, 2014, a date within five (5) trading days prior to the date of the filing of this registration statement. Fee was paid on May 29, 2013.

The registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Registrant may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Our financial statements have been examined to the extent indicated in its reports by Weinberg & Baer LLC, Certified Public Accountants, and have been prepared in accordance with generally accepted accounting principles and pursuant to Regulation S-X as promulgated by the SEC.

This amended registration statement on Form S-1/A is being filed as an Exhibit only amendment to update the Consent of Weinberg & Baer LLC. Please see Exhibit 23.1.

ITEM 16.   EXHIBITS

3.1	Articles of Incorporation for Xun Energy, Inc., as amended*
3.2	By-Laws of Xun Energy, Inc., as amended*
4.1	Form of Specimen Stock Certificate*
5.1	Opinion of Matthew McMurdo, Esq., legal counsel.*
10.1 10.2 22.1 23.1

Amended and Restated Reserve Equity Financing Agreement, by and between Xun Energy, Inc. and AGS Capital Group, LLC, dated November 27, 2013.*

Registration Rights Agreement, by and between Xun Energy, Inc. and AGS Capital Group, LLC, dated July 11, 2013.*

Subsidiaries*

Consent of Weinberg & Baer LLC,

23.2	Consent of Matthew McMurdo, Esq. (included in Exhibit 5.1)* *Filed as an Exhibit to our Form S-1, filed on February 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, on March 18, 2014.

XUN ENERGY, INC.

By:	/s/ Jerry G. Mikolajczyk
Jerry G. Mikolajczyk, CEO and President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ Jerry G. Mikolajczyk	Dated: March 18, 2014
Jerry G. Mikolajczyk, President, CEO, CFO and Principal Accounting Officer

/s/ Peter Matousek

            Dated: March 18, 2014

Peter Matousek, Director

/s/ Dr. William D. Spier

            Dated: March 18, 2014

Dr. William D. Spier, Director